ANCHOR GLASS EXPECTS COVENANT DEFAULT FOLLOWING DISAPPOINTING FINANCIAL RESULTS Monday July 18, 8:32 pm ET

BOARD APPOINTS RESTRUCTURING COMMITTEE
SENIOR SECURED NOTE COUPON PAYMENT UNCERTAIN
REVIEW OF ACCOUNTING COMMENCED


TAMPA, Fla.--(BUSINESS WIRE)--July 18, 2005--Anchor Glass Container Corporation (NASDAQ: AGCC - NEWS) announced today that as a result of substantially lower than expected results for May and June 2005, the Company does not expect to be in compliance with its fixed charge coverage ratio under its two revolving credit agreements with Wachovia Bank NA and Madeleine LLC as well as its capital leases with General Electric Credit Corporation. The Company further announced that it is in discussions with these lenders to seek waivers or modifications of their covenants. Based on discussions with its revolving credit lenders, Anchor stated that it expected to be able to draw funds under its revolving credit facilities to pay ordinary course liabilities, but it noted that the Company's expected non-compliance with its fixed charge coverage ratio would permit the lenders to accelerate the maturity of the indebtedness owing under these facilities if the lenders determined to do so.

The expected disappointing financial results in the second quarter reflect weak sales and higher costs for energy, soda ash and other raw materials, and freight, which the Company has not been able to recover from customers on a current basis. As a result, the Company has been unable to improve its profitability or liquidity during the second quarter as had been anticipated.

The Company also stated that as a result of the expected poor results and default under its revolving credit agreements, there could be no assurance that it would be able to pay the $19.2 million of interest due August 15, 2005 on its $350 million 11% senior secured notes due 2013. The failure to pay interest when due, after a 30 day grace period, or the acceleration of other indebtedness by the holders thereof, would constitute an event of default under Anchor's senior secured notes and permit the holders to accelerate the maturity of the senior secured notes.

The Company stated that it was in preliminary discussions concerning a possible equity investment in the Company that would provide it sufficient liquidity to enable it to make the interest payment, but any agreement to provide that equity investment would likely be subject to material conditions and there could be no assurance that the equity investment would be consummated or as to the terms thereof.

Anchor announced that it is also exploring other alternatives, which may include a restructuring of its indebtedness and that, in that connection, a special committee of its independent directors had been formed to guide a possible restructuring. In the event that the Company is unable to obtain necessary waivers and liquidity so as to make the interest payments on its senior secured notes, or is unable to effect an out-of-court restructuring of its indebtedness, the Company may be required to file for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Any potential restructuring of Anchor's indebtedness may result in substantial dilution to Anchor's existing stockholders.

Anchor also announced that its audit committee had commenced a review of approximately $4.5 million of customer payments received and recorded as income during the second quarter of 2003 to determine if such accounting was appropriate. The audit committee is also reviewing similar smaller transactions recorded in other accounting periods prior to 2005 in order to determine whether they were properly accounted for. Mark Burgess, who joined Anchor as chief


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financial officer in May 2005, stated that, "At this time, Anchor cannot determine whether it will be able to make its SEC filing for the quarter ended June 30, 2005 in a timely manner."

About Anchor

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company's focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company's dependence on certain executive officers; changes in environmental and other government regulations; and actions that may be taken by creditors and vendors. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company's annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.


___________________
CONTACT:
     Anchor Glass Container Corporation
     Mark Burgess, EVP, Finance & CFO, 813-884-0000





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